Exhibit 10.4

PURCHASE AGREEMENT

This Agreement, made and entered into this 7th day of June, 2006, by and between Thomas Halter and Cathy Halter, husband and wife, hereinafter “Seller”, and Highwater Ethanol, LLC, hereinafter “Buyer”.

1.                                                                                       Buyer offers to purchase and Seller agrees to sell real property in Redwood County, Minnesota, legally described as:

That portion of the Southwest Quarter of Section Twenty-one (21), Lamberton Township, Redwood County, State of Minnesota, located North of the DM and E rail line.  If necessary, legal description to be determined by survey.  Purchaser to pay for the survey.

2.                                                                                       Any of the following items of personal property and fixtures owned by Seller and currently located on property are included in the sale: NONE.

3.                                                                                       The consideration for this agreement includes an initial payment of Five Thousand and no/100ths Dollars ($5000.00) and other good and valuable consideration, including, but not limited to the reliance by Highwater Ethanol, LLC on this Purchase Agreement.  The initial payment of $5000.00 will be paid upon execution of this Agreement, and will apply towards the purchase price if Buyer elects to complete the purchase.

The sale price for the property will be $7000.00 per acre, with acreage determined by agreement of the parties or, if necessary, survey.  The price for any partial acre to be pro rated.  Acreage shall be determined as is customary for farmland sales, without reduction for roads or ditches.  The balance of the purchase price, after application of the initial payment, will be due in full at closing.

This Purchase Agreement shall be construed as an option, with the terms of this Purchase Agreement binding on the parties through and including December 31, 2006.  If Highwater Ethanol, LLC does not exercise the option and proceed to close so that closing occurs by December 31, 2006, as of December 31, 2006 this Agreement shall be null and void and without further force and effect.  In the event that the Agreement become void, then Seller shall retain the initial deposit of $5000.00

If and when Highwater Ethanol, LLC desires to proceed to close, they will give written notice to Seller and the transaction will close sixty (60) days after the date of said written notice as given by Highwater Ethanol, LLC to Seller.

4.                                                                                       Upon performance by Buyer, Seller shall execute and deliver a Warranty Deed conveying marketable title, subject to:

1.                                       Building and zoning laws, ordinances, state and federal regulations;

2.                                       Restrictions relating to use or improvement of the property without effective forfeiture provisions;

3.                                       Reservation of any mineral rights by the State of Minnesota;

4.                                       Utility and drainage easements which do not interfere with existing improvements;

5.                                       Protective covenants of record;

6.                                       Existing road easements.

5.                                       Real estate taxes shall be paid as follows: All prior year real estate taxes shall be paid by Seller.  The real estate taxes due and payable in 2006 shall be prorated to closing date.  Buyer shall pay all real estate taxes due and payable in 2007 and thereafter.

6.                                       Special assessments shall be paid as follows: Seller shall pay in full all special assessments levied as of the date of closing.

7.                                       Damages to real property.  If the real property is substantially damaged prior to closing, this Agreement shall terminate and the earnest money shall be refunded to Buyer.  If the real property is damaged materially but less than substantially prior to closing, Buyer may rescind this Agreement by notice to seller within twenty-one (21) days after Seller notifies Buyer of such damage, during which twenty-one (21) Buyer may inspect the real property, and in the event of such rescission, the earnest money shall be refunded to Buyer.

8.                                       Seller’s boundary line, access, restrictions and lien warranties.  Seller warrants that buildings, if any, are entirely within the boundary lines of the property.  Seller warrants that there is a right of access to the real property from a public right of way.  Seller warrants that there has been no labor or material furnished to the property for which payment has not been made.  Seller warrants that there are no present violations of any restrictions relating to the use or improvement of the property.  These warrants shall survive the delivery of the deed or contract for deed.

9.                                       Buyer acknowledges and warrants that Buyer has personally inspected the premises and accepts them in an “As Is” condition as of the date hereof.  Seller has made no representations or warranties in connection with the condition of the premises, or in regard to any other matter except title as explicitly set out herein.  The property is specifically being sold “As Is” with no express or implied representation or warranties as to physical conditions, quality of construction, workmanship, or fitness for any particular purpose and Buyer acknowledges that they accept said property in said “As Is” condition.

10.                                 Seller shall deliver possession of the property not later than the date of closing.  All utilities shall be prorated between the parties as of the date of closing.

11.                                 Examination of title.  Within a reasonable time after Buyer gives written notice to close, Seller shall furnish Buyer with an abstract of title or a registered property abstract certified to date including proper searches covering bankruptcies and state and federal judgments, liens, and levied and pending special assessments.  Buyer will reimburse Seller for all abstracting expenses at closing.  Buyer shall have fifteen (15) business days after receipt of the abstract of title or registered property abstract either to have Buyer’s attorney examine the title and provide Seller with written objections or, at Buyers own expense, to make an application for a title insurance policy and notify Seller of the application.  Buyer shall have ten (10) business days after receipt of the commitment of title insurance to provide Seller with a copy of the commitment and written objections.  Buyer shall be deemed to have waived any title objections not made within the applicable ten (10) days period for above, except that this shall not operate as a waiver of Seller’s covenant to deliver a statutory warranty deed, unless a warranty deed is not specified above.

12.                                 Title corrections and remedies.  Seller shall have 120 days from receipt of Buyer’s written title objection to make title marketable.  Upon receipt of Buyer’s title objections, Seller shall, within ten (10) business days, notify Buyers of Seller’s intention to make title marketable within the 120-day period.  Liens or encumbrances for liquidated amounts which can be released by payment or escrow from proceeds of closing shall not delay the closing.  Cure of the defects by Seller shall be reasonable, diligent, and prompt.  Pending correction of title, all payments required herein and the closing shall be postponed.

1.                                       If notice is given and Seller makes title marketable, then upon presentation to Buyer and proposed lender of documentation establishing that title has been made marketable, and if not objected to in the same time and manner as the original title objections, the closing shall take place within ten (10) business days or on the scheduled closing date, whichever is later.

2.                                       If notice is given and Seller proceeds in good faith to make title marketable but the 120-day period expires without title being made marketable, Buyer may declare this Agreement null and void by notice to Seller, neither party shall be liable for damages hereunder to the other, and earnest money shall be refunded to Buyer.

3.                                       If Seller does not give notice of intention to make title marketable, or if notice is given but 120-day period expires without title being made marketable due to Seller’s failure to proceed in good faith, Buyer may seek, as permitted by law, any one or more of the following:

1.                                       Proceed to closing without waiver or merger in the deed of the objections to title and without waiver of any remedies, and may:

a.                                       Seek damages, costs and reasonable attorney’s fees from Sellers as permitted by law (damages under this subparagraph (a) shall be limited to the cost of curing objections to title, and consequential damages are excluded) or;

b.              Undertake proceedings to correct the objections to title;

2.                                                                                       Rescission of this purchase agreement by notice as provided herein, in which case the purchase agreement shall be null and void and all earnest money paid hereunder shall be refunded to Buyer;

3.                                                                                       Damages from Seller including costs and reasonable attorney’s fees, as permitted by law;

4.                                                                                       Specific performance within six (6) months after such right of action arises.

4.                                       If title is marketable, or is made marketable as provided herein, and Buyer defaults in any of the agreements herein, Seller may elect either of the following options, as permitted by law:

1.                                                                                       Cancel this contract as provided by statute and retain all payments made hereunder as liquidated damages.  The parties acknowledge their intention that any note given pursuant to this contact is a down payment note, and may be presented for payment notwithstanding cancellation;

2.                                                                                       Seek specific performance within six (6) months after such right of action arises, including costs and reasonable attorney’s fees, as permitted by law.

5.                                       If title is marketable, or is made marketable as provided herein, and Seller defaults in any of the agreements herein, Buyer may, as provided by law:

1.                                                                                       Seek damages from Seller including costs and reasonable attorney’s fees;

2.                                                                                       See specific performance within six months after such right of action arises.

13                                    TIME IS OF THE ESSENCE FOR ALL PROVISIONS OF THIS CONTRACT.  This Purchase Agreement, and any attached exhibits and any addendum or amendments signed by the parties, shall constitute the entire agreement between Seller and Buyer, and supersedes any other written or oral agreements between Seller and Buyer.  This Purchase Agreement can be modified only in writing signed by Seller and Buyer.  Buyer understands and agrees that this Purchase Agreement is subject to acceptance by Seller in writing.

14.           Buyer acknowledges that no oral representations have been made regarding possible problems with water in basement, or damage caused by water or ice build-up on the roof of the property and Buyer relies solely on that regard in the following statement by Seller:

Seller has not had a wet basement, and has not had roof, wall or ceiling damage caused by water or ice build-up.  Buyer         has X has not received a real estate transfer disclosure statement.  Seller represents that there       is X is not a well on the property.  If there is a well, Buyer has received the well disclosure statement required by Minnesota Statutes 103I235.  Seller represents that there       is X is not an individual sewage treatment system on the property or serving the property.  If there is such a system, Buyer as received the disclosure statement required by Minnesota Statutes 115.55, subd. 6

15.                 Environmental Concerns: To the best of the Seller’s knowledge there are no  hazardous substances, or underground storage tanks on the property, except herein noted:

NONE

16.                 This Purchase Agreement          is X is not subject to a contingency addendum.

17.                 This Purchase Agreement          is X is not subject to cancellation of a previously written Purchase Agreement.

18.                 Subdivision of Land: If this sale constitutes or requires a subdivision of land owned by Seller, Buyers shall pay all subdivision expenses, including any required survey, and obtain all necessary governmental approvals.  Seller warrants that the legal description of the real property to be conveyed has been or will be approved for recording as of the date of closing.

19.                    Any crop damage (if crop is growing and is harmed by Buyer) shall be paid to seller or if Seller has leased the property, to the Tenant.  Crop damage shall be determined by multiplying the acreage damaged by the actual yield per acre obtained on the balance of the Southwest Quarter (SW1/4) of said Section Twenty-one (21) and multiplied by the cash price at such time at Meadowland

Co-op, which shall by payable within ten (10) days of determination of the amount.  This provision shall survive the closing.

20.                 If any tile lines are affected by any construction or activity of Buyer on the real estate being purchased hereby, Buyer, at its sole and exclusive costs, shall repair or reroute the tile lines so that any drainage of Seller remains in effect and in the condition as such existed prior to the purchase of said real estate by Buyer.  Buyer agrees to execute an easement at closing allowing Seller to maintain said drainage rights as provided by this paragraph.  Buyer acknowledges that there exists a main tile line which crosses the southwest corner of the subject property and drains the Southeast Quarter (SE1/4) of Section Twenty (20) and Seller shall have the right to enter on the property sold and maintain such main tile.  Buyer agrees that it will not utilize such main tile line by making additional connections thereto, and that any connecting branch lines cut during construction will be capped.  Buyer agrees to install a new drainage system and main to drain the area developed by Buyer.  Buyer further agrees that it will not take any action which will interfere with surface drainage across the southwest corner of the subject property.  The terms of this paragraph shall survive the closing of this transaction.

21.                 The parties hereto understand that Seller (Halter) desires to maintain an investment in real estate suitable for purposes of Seller and that accordingly this transaction shall be performed so as to achieve a “like-kind exchange” so that a tax free sale of this real estate and a replacement thereof by real estate suitable to Seller occurs.

Accordingly, all funds to be paid pursuant to this purchase agreement (including the earnest money and all further payments) shall be paid to an independent escrow agent, designated by Seller, pursuant to an Irrevocable Escrow Agreement.  The parties understand and acknowledge that the Seller shall be using all of the sales price to perform a like-kind exchange, specifically using said funds to purchase “replacement property”, and that such replacement property shall be identified by a separate “identification agreement”, to be executed pursuant to and within the time frames required by applicable laws and regulations.  The parties hereto also understand and agree that all of said sales price shall be handled pursuant to the terms of said irrevocable escrow agreement, and that said escrow agreement cannot be amended or revoked, but that the funds must be handled and all parties must perform according to the terms of said irrevocable escrow agreement.  The proceeds from the sale of the first property (as sold by this agreement) shall be escrowed and shall be used to obtain “replacement property”, said “replacement property” to be identified in a separate “identification agreement”, again to be executed and handled pursuant to and within the time frames required by applicable laws and regulations.  Buyer agrees to execute any additional documents deemed necessary by Seller to facilitate the Like-Kind Exchange, so long as those documents do not increase the cost or legal obligations of Buyer.

22.                    Buyer agrees to pay all expenses of the transaction, including document preparation, Deed Tax, abstracting and recording fees.

23.                   Seller shall have the right to farm all tillable acreage not developed for a period of three (3) years after closing at a rental rate of $105.00 per acre.  This provision shall survive the closing.

I, the owner of the property, accept this agreement.

Dated:	6-6-06	/s/ Thomas Halter
Thomas Halter

		Social Security #	###-##-####

/s/ Cathy Halter
Cathy Halter

		Social Security #	###-##-####

I agree to purchase the property for the price and on the terms and conditions set forth above.

Dated:	6-7-06	HIGHWATER ETHANOL, LLC

		By:	/s/ Brian Kletscher

		Its:	President

		ID Number:	20-4798531

THIS IS A LEGALLY BINDING CONTACT BETWEEN BUYER AND SELLER.  IF YOU DESIRE LEGAL OR TAX ADVICE, CONSULT AN APPROPRIATE PROFESSIONAL.

THIS INSTRUMENT WAS DRAFTED BY:

Paul N. Muske

Muske, Muske, & Suhrhoff, Ltd.

112 North Cass Avenue

PO Box 143

Springfield, MN 56087

507-723-6221